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SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the registrant ☐
Filed by a party other than the registrant ☒
Check the appropriate box:
☒	Preliminary proxy statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material pursuant §240.14a-12
Cone Mills Corporation
(Name of Registrant as Specified in Its Charter)
Cone Mills Shareholders' Committee
(Name of Person(s) Filing Proxy Statement)

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Cone Mills Shareholders' Committee
701 Xenia Avenue South Suite 130
Golden Valley, MN 55416

Dear Fellow Shareholder:

        On behalf of the Cone Mills Shareholders' Committee, I am pleased to enclose our Proxy Statement and [GREEN] proxy card, which will enable Cone Mills' shareholders to elect three new directors at the May 6, 2003 Annual Meeting. You, the owners of Cone Mills, have the opportunity to elect three new directors who will bring new focus on shareholder value and expertise to the Cone Mills' Board. Now is the time for new leadership on the Cone Mills' Board. We urge you to sign, date and return the enclosed [GREEN] proxy card today.

        Despite the weakened state of the economy, in 2002 Cone Mills completed its first profitable year since 1994 and has also issued an equally positive forecast for the first half of 2003. Nonetheless, on January 17, 2003, over the objection of two members of our committee that are currently members of Cone Mills' board of directors, Cone Mills announced a plan to sell up to $27 million of convertible notes to WLR Recovery Fund II, L.P. to recapitalize the company. As proposed, these new notes will bear interest at 12% per annum and be convertible into common stock at $1.00 per share, a price below the lowest price Cone Mills' stock has traded since its IPO. While structured as a rights offering to existing shareholders, we believe that many of the notes will be issued to WLR Recovery Fund II, L.P.

        We strongly believe that the proposed financing is contrary to Cone Mills' long-term interests and that current management should not at this time be severely diluting its shareholders. We believe that it is short-sighted to accept the proposed terms of the financing and sacrifice the value of the current shareholders' investment at a time when Cone Mills has returned to profitability and continues to pay down its long-term debt. In short, it is our belief that the Board's approval of this transaction is not responsible corporate stewardship and that the Board does not have the shareholders' best interests in mind.

        A change in the membership of the board of directors is therefore absolutely critical to continue the substantial progress that Cone Mills has made in recent years to return to profitability by restructuring the company and to reverse the trend of declining shareholder equity and stock price. Our committee is therefore seeking to replace three members of the board of directors with new directors, who will seek to rectify this substantial decline in stock price by continuing the current turnaround strategy of Cone Mills but without severely diluting Cone Mills' current shareholders.

        Our nominees are distinguished and experienced business professionals, as well as shareholders of Cone Mills, who are dedicated to enhancing value for Cone Mills' shareholders. They include a successful Minneapolis businessman who is the largest individual shareholder of Cone Mills, a law school professor with significant legal and business experience, and an officer of an investment firm who was hired as a consultant by Cone Mills to develop its successful turnaround plan.

        This election may represent the only chance for you to preserve your investment by electing nominees who will focus on the long-term interests of the company. YOUR VOTE IS IMPORTANT. We urge you to vote FOR our committee's nominees. Please sign, date and return the [GREEN] proxy card today.

Thank you for your support,

Marc H. Kozberg on Behalf of
The Cone Mills Shareholders' Committee

PROXY SOLICITATION IN OPPOSITION
TO THE BOARD OF DIRECTORS OF
CONE MILLS CORPORATION

SOLICITATION STATEMENT OF
CONE MILLS SHAREHOLDERS' COMMITTEE

        This proxy statement and the accompanying [GREEN] proxy card are being furnished to you as a holder of common stock of Cone Mills Corporation ("Cone Mills") in connection with Cone Mills' 2003 annual meeting of shareholders which is to be held at [location] on Tuesday, May 6, 2003, at [time]. Cone Mills has set March 7, 2003 as the record date for shareholders entitled to notice of and to vote at the annual meeting. The Cone Mills Shareholders' Committee (the "Committee"), a group of shareholders led by Marc H. Kozberg, is soliciting your proxy for three directors who it will nominate in opposition to the candidates for director who are proposed by Cone Mills' current board of directors.

        The Committee members beneficially own a total of 2,554,872 shares of Cone Mills common stock representing approximately 9.9% of Cone Mills' outstanding common stock. The Committee consists of the following eleven shareholders of Cone Mills: Marc H. Kozberg, the Temple Company, L.L.P., Charmel Limited Partnership, Charmel Enterprises, Inc., Richard Fitzgerald, Charles Barry, Melanie Barry, Marvin W. Goldstein, Robert C. Klas, Sr., Edward S. Adams, Oak Ridge Capital Group, Inc., and the Ravich Revocable Trust.

        We urge you to vote FOR the Committee's nominees for election as directors by signing and dating the [GREEN] proxy card and returning it in the enclosed envelope today.

THE NEED FOR NEW DIRECTORS

        On December 16, 1998, the Committee filed a Form 13D stating that the members of the Committee had acquired approximately 5.3% of Cone Mills' common stock. Members of the Committee now own approximately 9.9% of Cone Mills' common stock. We believed then, and continue to believe, that Cone Mills has a great future and that the stock was and continues to be significantly undervalued. Two members of the Committee, Marc Kozberg and Marvin Goldstein, have been members of the Cone Mills' Board of Directors since 1999 and 2001, respectively. While Cone Mills' operations and balance sheet have improved significantly since our initial investment, we have been increasingly frustrated by the Board's lack of leadership in increasing shareholder equity and the common stock price. To that end, in November 2002, we asked the Cone Mills' Board to consider nominating our three candidates for election to the Board at the 2003 Annual Meeting. The Board did not respond to our request.

        Instead, on January 17, 2003, over the objection of the two members of the Committee that are currently members of Cone Mills' board of directors, one of whom is also on the Executive Committee, Cone Mills announced a plan to sell up to $27 million of convertible notes to WLR Recovery Fund II, L.P. to recapitalize the company. As proposed, these new notes will bear interest at 12% per annum and be convertible into common stock at $1.00 per share, a price below the lowest price the stock has traded since its IPO. On the terms currently proposed, the notes will have a severe dilutive effect on the current Cone Mills' shareholders. The Board structured the financing as a rights offering to existing shareholders, although it is our expectation that many shareholders will not participate and that WLR Recovery Fund II, L.P., an affiliate of Cone Mills' largest creditor, could end up owning as much as 50% of the company, at a conversion price of $1.00 per share that is effectively further reduced after accounting for the 12% interest Cone Mills will pay on the notes prior to conversion. Although we do not think a rights offering at this low price is in the long-term best interests of the current Cone Mills' shareholders, if our efforts to defeat the rights offering fail, we intend to participate in the offering in order to preserve our interests in the company.

        We believe that the current Board does not have the shareholders' best interests in mind in proceeding with the recapitalization. The current Board appears to view Cone Mills as a distressed company that can only obtain financing under the proposed recapitalization terms completely ignoring the fact that in 2002 Cone Mills reduced its debt by $29 million, had earnings before interest, taxes, depreciation and amortization (EBITDA) that exceeded $50 million, and had net earnings per share of $0.28. It is our belief that due to the current Board's actions the Cone Mills' common stock has traded for the last three months at a price that is approximately 90% below the $19 5/8 per share price the stock reached in 1993. In addition, because there are no equity analysts following the company and very little institutional ownership in the company, we believe that the current Board has not to this point in time been held accountable by anyone for this decline in value and the proposed recapitalization plan. Now is your opportunity to change that.

        If all three of our nominees are elected, members of the Committee and its nominees will hold five of the eight independent director seats and five of the eleven total seats on the Cone Mills' board of directors. With these new members, we expect that the Board will be able to focus management's attention on further enhancing the profitability of the company and reducing the company's debt without sacrificing value for the current shareholders. We will vigorously oppose the proposed recapitalization plan and seek to obtain any necessary financing through means that better serve the long-term interests of the current shareholders. This election may be your only opportunity to have your voice heard and to make a substantive and immediate impact on the future direction of Cone Mills and in turn the value of your investment in the company.

        At the annual meeting, we will nominate the three individuals named under the caption "Election of Directors" in this proxy statement. Our nominees for directors are experienced individuals who will act in the best interests of Cone Mills' shareholders.

ELECTION OF DIRECTORS

        Cone Mills' shareholders are being asked to elect three directors at the annual meeting. Provided that there is a quorum, the nominees who receive the most votes will be elected.

        It is the intention of the persons named on the enclosed [GREEN] proxy card to nominate and vote for the election of the persons listed below. The Committee knows of no reason why any of these nominees will be unable to serve, but in the event of any such inability, the proxies received will be voted for such substituted nominees as the Committee may recommend.

        The Committee will nominate the following individuals as directors of Cone Mills:

Edward S. Adams
Charles L. Barry
Randall G. Kominsky

        Set forth below is information concerning the Committee's nominees, including their age and principal occupation.

        Edward S. Adams, 40, is the Howard E. Buhse Professor of Law and Finance and Co-Director of Kommerstad Center for Business Law and Entrepreneurship at the University of Minnesota Law School. Mr. Adams has also served as the president and chief executive officer of Equity Securities Investments, Inc., a Minneapolis-based brokerage firm, and as the president and chief executive officer of Oak Ridge Capital Group, Inc., a $35 million per year integrated real estate and financial services company. From 1996 to 2000, Mr. Adams was a principal in Jon Adams Financial Company, L.L.P., a financial service entity, and he was of counsel to the Minneapolis law firm of Fredrikson & Byron, P.A. from 1995 to 1999. Mr. Adams served as a visiting assistant professor of law at Albany Law School for the 1991-1992 school year. From 1989 to 1991, Mr. Adams was an associate at Latham & Watkins in Chicago, Illinois. Mr. Adams clerked for the Honorable J. Harvie Wilkinson, III of the United States Court of Appeals for the Fourth Circuit from 1988 to 1989. Mr. Adams received his B.A. in philosophy, economics and business administration from Knox College in Galesburg, Illinois, his J.D. from the University of Chicago, and his M.B.A. from the Carlson School of Business at the University of

Minnesota. As an attorney, financial advisor and consultant, and principal, Mr. Adams has over $1 billion of transactional expenditure in public and private offerings of equity and debt, mergers and acquisitions of public and closely held corporations, loan restructurings, receivables financing, structured finance, commercial transactions, and bankruptcy liquidations and reorganizations.

        Charles L. Barry, 62, has been the president, chief executive officer and chairman of the board of Twin Cities Fan Companies, Ltd., which includes as its subsidiaries Twin City Fan & Blower Company, TCF Axial Division, Aerovent, Clarage, TC Ventco and Twin City Holland Industries, since 1975. Mr. Barry began his career in the blower business in 1956 and worked in various positions, including draftsman, fan designer, plant supervisor, and general manager. From 1969 to 1973, he was the president of Barry Blower. From July 1973 through December 1974, he was employed by United Van Bus Delivery Company. Mr. Barry also served as president, director and chairman of the board for Air Moving and Control Association International from 1991 to 2001 and was a member of the board of directors for Grace Lee Products from 1993 to 1998. Mr. Barry attended the University of Minnesota School of Engineering.

        Randall G. Kominsky, 48, has been the president of Alliance for Financial Growth, Inc., a firm providing financial and operational consulting services, since 1995. In 2001, Cone Mills retained Mr. Kominsky and his firm to assist management in developing its successful reinvention plan. He has a proven track record of being able to amicably work with the current management of Cone Mills. He also served as the Chief Investment Officer for CRP Holding LLC, the private investment firm of Carl R. Pohlad, during 2002. Mr. Kominsky was a partner at Coopers & Lybrand LLC and served as the National Partner-In-Charge of the Restructuring Consulting Practice from 1993 to 1995. From 1980 to 1993, he was the Assistant General Counsel at Ryder System, Inc., a $5 billion specialized transportation firm. Mr. Kominsky was a member of the Board of Directors, and Chairman of the Audit Committee of Trism, Inc., a $275 million company from January 2000 to February 2001. From 1991 to 1993, he was also the Co-Chairman of the Unsecured Creditors' Committee in the Continental Airlines' successful Chapter 11 proceedings. Mr. Kominsky has also been a chairman or member of the Chapter 11 Creditors' Committees for many New York Stock Exchange companies. Mr. Kominsky received his B.A. in finance (magna cum laude) and his J.D. from Temple University, where he was an editor of the Law Review.

        The Committee has entered into agreements with its nominees for director pursuant to which the nominees agreed to be the Committee's nominees, and the Committee agreed to indemnify them against liability which they may incur relating to their nomination or election. If the nominees are elected the indemnification provisions applicable to directors under Cone Mills' articles of incorporation, bylaws and North Carolina law will replace the Committee's indemnity.

        As members of the Committee, Messrs. Adams and Barry have entered into a Sharing and Consent Agreement. The terms of the Sharing and Consent Agreement are described under the heading "Beneficial Ownership of Securities by the Cone Mills Shareholders' Committee and its Nominees" of this Proxy Statement.

BENEFICIAL OWNERSHIP OF SECURITIES BY
THE CONE MILLS SHAREHOLDERS' COMMITTEE AND ITS NOMINEES

        Information with respect to the aggregate number, and percentage, of all outstanding common stock of Cone Mills beneficially owned as of February 27, 2003 by the Committee and its nominees for election as directors is set forth below:

Nominee's Name	Number of Shares of Common Stock	Percentage of Outstanding Shares
Edward S. Adams(6)(7)	63,489	*
Charles Barry(1)(2)(4)(7)	1,335,360	5.2%
Randall G. Kominsky	9,000	*
All nominees as a group	1,407,849	5.5%
Committee Member's Name	Number of Shares of Common Stock	Percentage of Outstanding Shares
Marc H. Kozberg(5)	253,500	1.0%
The Temple Company, L.L.P.	242,160	*
Charmel Limited Partnership	793,200	3.1%
Charmel Enterprises, Inc.(2)	793,200	3.1%
Richard Fitzgerald(1)	242,160	*
Charles Barry(1)(2)(4)	1,335,360	4.3%
Melanie Barry(2)	793,200	3.1%
Marvin W. Goldstein(3)	361,423	1.4%
Robert C. Klas, Sr.	529,800	2.1%
Edward S. Adams(6)	63,489	*
Oak Ridge Capital Group, Inc.	50,500	*
Ravich Revocable Trust	11,300	*
All Committee members as a group	2,554,872	9.9%

*
Percentage of shares beneficially owned does not exceed 1% of the total outstanding shares.

(1)
Includes 242,160 shares of common stock owned by The Temple Company, L.L.P. of which Messrs. Fitzgerald and Barry are the partners.

(2)
Includes 793,200 shares of common stock owned by Charmel Limited Partnership of which Charmel Enterprises, Inc. is the general partner, owning 1% of its partnership interests, and Charles and Melanie Barry are the limited partners, each owning 49.5% of its partnership interests.

(3)
Includes 2,000 shares of common stock held in custodial accounts for which Mr. Goldstein is the custodian; includes 1,000 shares of common stock purchasable under currently exercisable options.

(4)
Includes 175,000 shares of common stock held by Wells Fargo Bank, as Trustee of the Twin Cities Fan & Blower Co. Profit Sharing Plan FBO Charles Barry.

(5)
Includes 3,000 shares of common stock purchasable under currently exercisable options and 50,500 shares owned directly by Oak Ridge Capital Group, Inc., of which Mr. Kozberg is the Chief Executive Officer.

(6)
Includes 20,000 shares of common stock owned directly by Mr. Adams' spouse.

(7)
Also a member of the Committee as set forth below.

        The address for each of the Committee members and the Committee's nominees is c/o Equity Securities Investments, Inc., 701 Xenia Avenue South Suite 130, Golden Valley, MN 55416.

        The amounts of Cone Mills' common stock purchased, acquired, or sold by members of the Committee and its nominees within the past two years and the dates of such transactions are listed on the Schedule A attached to this proxy statement.

        The members of the Committee have also entered into a Sharing and Consent Agreement. Under this Agreement, the members of the Committee have agreed to share proportionately in all costs and expenses that may arise from their participation in the Committee, including legal fees, SEC filing expenses, expenses that may arise in communicating with Cone Mills or its shareholders, investment banking fees, fees and expenses of proxy solicitors, litigation expenses and indemnification expenses. The Agreement also contains a power of attorney that allows Marc H. Kozberg to take certain actions on behalf of members of the Committee and requires consultation among members of the Committee with respect to certain matters relating to the ownership and voting of Cone Mills' securities.

ADDITIONAL INFORMATION

        MK Acquisition, Inc., a corporation formed by and for the benefit of the Committee, has engaged the services of Innisfree M&A Incorporated to assist it in soliciting proxies. Innisfree will be paid a fee of up to $50,000, plus reasonable out-of-pocket expenses. Innisfree will employ a staff of approximately 50 persons in connection with this solicitation. The solicitation will be made by mail as well as by telephone, fax, e-mail, personal interviews and other methods of communication. In addition, members of the Committee and employees of companies associated with the Committee members, such as Oak Ridge Capital Group, Inc. and Equity Securities Investments, Inc., may also assist in the solicitation.

        The Committee estimates the total costs incurred and to be incurred in relation to the proxy solicitation will be approximately $100,000. These costs will be paid by the Committee. If the Committee's nominees for directors are elected, the Committee will request reimbursement from Cone Mills.

        You can change your vote at any time prior to the time the polls for voting for directors are closed. Only your latest dated proxy card will be voted.

        If you shares are held in a brokerage account, you must instruct your broker as to how you want your shares voted. Your broker cannot vote your shares without your instructions.

        You may also receive proxy materials directly from Cone Mills. We encourage you NOT to return the proxy card accompanying the Cone Mills' materials, even as a protest vote.

        This proxy statement is dated March      , 2003.

If you have questions or need assistance in voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated,

TOLL-FREE at 1-877-456-3507.

Banks and Brokers call collect (212) 750-5833.

PROXY SOLICITED IN OPPOSITION TO THE BOARD OF DIRECTORS OF
CONE MILLS CORPORATION

2003 Annual Meeting of Shareholders—May 6, 2003

THIS PROXY IS SOLICITED ON BEHALF OF
THE CONE MILLS SHAREHOLDERS' COMMITTEE

        The undersigned hereby appoints Marc H. Kozberg and Marvin W. Goldstein, or either one of them acting in the absence of the other, with full power of substitution or revocation, proxies for the undersigned, to vote at the 2003 Annual Meeting of Shareholders of Cone Mills Corporation, to be held at [location] on Tuesday, May 6, 2003, at [time] and at any adjournment(s) or postponements(s) thereof, according to the number of votes the undersigned might cast and with all powers the undersigned would possess if personally present. By signing this proxy card on the reverse side, the undersigned authorizes the appointed proxy holders to vote in their discretion on any other business which may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREON. IF NO DIRECTION IS MADE HEREON, THIS PROXY WILL BE VOTED "FOR" ELECTION OF THE PROPOSED DIRECTORS.

        To elect the following three (3) directors for a term ending at the 2006 annual meeting:

Edward S. Adams, Charles L. Barry, Randall G. Kominsky

FOR ☐                        Withhold authority ☐

        To withhold authority for an individual nominee, strike a line through that nominee's name.

Dated: , 2003
Signature
Signature
Title(s)
Please sign exactly as name(s) appear hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
Please sign, date and mail this proxy in the enclosed envelope, which requires no postage if mailed in the United States.

SCHEDULE A

TRANSACTIONS BY THE CONE MILLS SHAREHOLDERS' COMMITTEE MEMBERS AND ITS NOMINEES IN CONE MILLS' COMMON STOCK SINCE FEBRUARY 27, 2001

Name	Date	Type of Transaction	Number of Shares
Robert C. Klas, Sr.	2/27/03	Buy	4,800
Charles L. Barry	2/26/03	Buy	8,200
Charles L. Barry	2/25/03	Buy	59,800
The Temple Company	2/24/03	Buy	16,900
Charles L. Barry	2/24/03	Buy	15,600
The Temple Company	2/20/03	Buy	5,700
The Temple Company	2/19/03	Buy	26,200
Charles L. Barry	2/18/03	Buy	15,900
The Temple Company	2/13/03	Buy	42,700
The Temple Company	2/12/03	Buy	8,500
Charles L. Barry	2/11/03	Buy	25,500
Ravich Revocable Trust	2/10/03	Buy	11,300
Edward S. Adams	12/10/02	Buy	3,789
Marc H.Kozberg	12/10/02	Buy	29,815
Charles Barry(1)	12/06/02	Buy	75,000
Robert C. Klas, Sr.	12/06/02	Buy	25,000
Robert C. Klas, Sr.	9/11/02	Buy	3,373
Robert C. Klas, Sr.	9/05/02	Buy	17,500
Marvin W. Goldstein	7/30/02	Grant(2)	2,249
Marc H. Kozberg	7/30/02	Grant(2)	2,429
Robert C. Klas, Sr.	7/24/02	Buy	5,000
Marc H. Kozberg	5/14/02	Option(2)	1,000
Marvin W. Goldstein	5/14/02	Option(2)	1,000
Marvin W. Goldstein	5/01/02	Grant(2)	2,149
Marc H. Kozberg	5/01/02	Grant(2)	1,889
Marc H. Kozberg	2/05/02	Grant(2)	2,713
Marvin W. Goldstein	2/05/02	Grant(2)	2,713
Robert C. Klas, Sr.	11/07/01	Buy	1,900
Marvin W. Goldstein	11/06/01	Grant(2)	4,812
Marc H. Kozberg	11/06/01	Exercise(3)	1,000
Robert C. Klas, Sr.	11/06/01	Buy	20,800
Marc H. Kozberg	11/01/01	Grant(2)	3,560
Charles Barry(1)	9/17/01	Buy	10,000
Charles Barry(1)	9/10/01	Buy	4,500
Charles Barry(1)	9/07/01	Buy	25,500
Charles Barry(1)	9/06/01	Buy	60,000
Marvin W. Goldstein	6/18/01	Buy	20,000
Marvin W. Goldstein	6/01/01	Buy	25,000
Marc H. Kozberg	5/31/01	Buy	1,006
Marc H. Kozberg	5/30/01	Buy	1,300
Marc H. Kozberg	5/29/01	Buy	2,300
Marc H. Kozberg	5/25/01	Buy	3,800
Marvin W. Goldstein	5/18/01	Buy	50,000
Robert C. Klas, Sr.	5/18/01	Buy	50,000
Marc H. Kozberg	5/15/01	Option(2)	1,000
Marc H. Kozberg	5/10/01	Grant(2)	4,600
Charmel Limited Partnership	4/30/01	Buy	25,000
Charmel Limited Partnership	4/27/01	Buy	55,000

Marvin W. Goldstein	4/26/01	Buy	50,000
Robert C. Klas, Sr.	4/26/01	Buy	50,000
Charmel Limited Partnership	4/26/01	Buy	20,000
Marvin W. Goldstein	3/28/01	Buy	3,000

(1)
Wells Fargo Bank, as Trustee of the Twin Cities Fan & Blower Co. Profit Sharing Plan FBO Charles Barry.

(2)
Received as compensation for serving on the Board of Directors.

(3)
Exercise of stock option granted May 15, 2001.

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PROXY SOLICITATION IN OPPOSITION TO THE BOARD OF DIRECTORS OF CONE MILLS CORPORATION SOLICITATION STATEMENT OF CONE MILLS SHAREHOLDERS' COMMITTEE
THE NEED FOR NEW DIRECTORS
ELECTION OF DIRECTORS
BENEFICIAL OWNERSHIP OF SECURITIES BY THE CONE MILLS SHAREHOLDERS' COMMITTEE AND ITS NOMINEES
ADDITIONAL INFORMATION
PROXY SOLICITED IN OPPOSITION TO THE BOARD OF DIRECTORS OF CONE MILLS CORPORATION
SCHEDULE A